Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 27, 2022	CONTACT INVESTOR RELATIONS
(219) 853-7575

FINWARD BANCORP

ANNOUNCES EARNINGS FOR THE THREE MONTHS ENDED

MARCH 31, 2022

Munster, Indiana - Finward Bancorp (Nasdaq: FNWD) (“Finward” or the “Bancorp”), the holding company for Peoples Bank (the “Bank”), today announced that net income available to common stockholders was $2.1 million, or $0.53 per share, for the quarter ended March 31, 2022, as compared to $4.5 million, or $1.31 per share, for the corresponding prior year period. Selected performance metrics are as follows for the periods presented:

Performance Ratios	Three months ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Return on equity	5.01%	8.56%	8.90%	9.17%	11.94%
Return on assets	0.44%	0.83%	0.87%	0.90%	1.18%
Net interest margin - tax equivalent	3.63%	3.58%	3.46%	3.42%	3.59%
Noninterest income / average assets	0.64%	0.95%	1.02%	0.92%	1.12%
Noninterest expense / average assets	3.33%	3.18%	3.04%	2.76%	2.73%
Efficiency ratio	87.10%	78.28%	75.87%	70.79%	64.14%

The successful closing of the acquisition of Royal Financial, Inc. (“Royal”) in the first quarter of 2022, resulted in one-time expenses of approximately $2.5 million. Core earnings for the quarter ended March 31, 2022, amounted to $4.1 million, or $1.01 per share, compared to $4.1 million, or $1.19 per share for the quarter ended March 31, 2021. Core earnings is a non-GAAP measure. For the periods presented they exclude merger related expenses, net (gain) loss on securities, core deposit accretion, certificate of deposit purchase premium amortization, purchase discount amortization, and related tax benefit/(cost). Selected non-GAAP (“generally accepted accounting principles”) performance metrics are as follows for the periods presented:

Non-GAAP Performance Ratios	Three months ended,
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Core return on equity	11.32%	7.83%	8.46%	9.42%	12.04%
Core return on assets	0.83%	0.71%	0.75%	0.83%	1.07%
Core noninterest expense / average assets	2.67%	3.12%	2.98%	2.70%	2.67%
Core efficiency ratio	72.87%	81.01%	78.48%	71.82%	65.74%

Refer to “Disclosure Regarding Non-GAAP Measures” and the “Reconciliation of the Non-GAAP Performance Ratios” table below for additional information regarding our non-GAAP measures and impact per period by operation.

Highlights of the recent quarter include:

●

Completion of Royal Financial acquisition: As of March 31, 2022, loans on the Finward balance sheet net of associated purchase discount related to the Royal merger totaled $437.3 million. Additionally, deposits on the Finward balance sheet related to the Royal merger totaled $432.8 million. Goodwill associated with the transaction totaled $11.7 million. Initially reported projections related to the Royal acquisition had an aggregate value of $52.9 million based on a closing stock price of $44.00. However, the actual aggregate value of the transaction totaled approximately $56.6 million due to a closing stock price of $47.65.

●

Core earnings stable: Net income for the three months ended March 31, 2022 decreased $2.4 million compared to the three months ended March 31, 2021. However, core earnings for the three months ended March 31, 2022, decreased by $51 thousand, as compared to the three months ended March 31, 2021, primarily relating to the increase in interest-earning assets acquired from the Royal acquisition and organic loan growth and continued ability to price deposit accounts appropriately to manage through the interest rate cycle.

●

Net interest margin steady: The net interest margin for the quarter ended March 31, 2022, was 3.41%, compared to 3.40% for the quarter ended March 31, 2021. The tax-adjusted net interest margin for the quarter ended March 31, 2022, was 3.63%, compared to 3.59% for the quarter ended March 31, 2021. The increased tax-equivalent margin is primarily related to decreased interest expense due to the Bancorp’s ability to manage through the interest rate cycle and tax benefits from the investment in municipal securities.

●

Building a digital-forward foundation: Progress continued to build on the Salesforce platform during the quarter. Our primary focus for this quarter and the next continues to be the deployment of nCino to fully leverage the digital integration between credit and lending while improving the customer experience and overall risk management of the loan portfolios. Expenses related to these initiatives were approximately $259 thousand for the quarter ended March 31, 2022, and approximately $146 thousand for the quarter ended March 31, 2021.

●

Optimizing the banking center footprint: Following the previous year’s successful closure of one banking center and the donation and leaseback of another, progress during the quarter continued towards the closure of two additional banking centers from the 30 current locations. Once those closures are complete, the remaining 28 locations are being analyzed for footprint optimization opportunities, with four additional locations showing the potential for reducing operating overhead. The redeployment of occupancy expenses into building a digital-forward foundation to meet customer expectations will continue Finward’s digital-first future.

“With the successful integration of the Royal Financial franchise, we are now delivering a better experience to our new Royal customers with Finward platforms and services. With integration expenses largely behind us, we will continue to tackle big technology investments and expenses to improve our digital user experience and operating environment throughout 2022. Despite the rapidly-changing environment, we continue to deliver financial performance that allows for the ongoing investments in the digital transformation process for Peoples Bank and Finward Bancorp,” said Benjamin Bochnowski, president and chief executive officer.

Net Interest Income

Year-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	March 31, 2022			March 31, 2021
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS		`
Interest bearing deposits in other financial institutions	$22,295	$8	0.14	$51,688	$12	0.09
Federal funds sold	8,015	-	-	788	-	-
Certificates of deposit in other financial institutions	1,725	3	0.70	1,598	8	2.00
Securities available-for-sale	510,119	2,575	2.02	383,877	1,941	2.02
Loans receivable	1,274,407	13,286	4.17	975,593	10,746	4.41
Federal Home Loan Bank stock	4,027	22	2.19	3,918	20	2.04
Total interest earning assets	1,820,588	$15,894	3.49	1,417,462	$12,727	3.59
Cash and non-interest bearing deposits in other financial institutions	20,183			33,719
Allowance for loan losses	(13,367)			(12,662)
Other noninterest bearing assets	127,943			98,316
Total assets	$1,955,347			$1,536,835

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,737,620	$337	0.08	$1,348,160	$651	0.19
Repurchase agreements	19,390	16	0.33	14,479	10	0.28
Borrowed funds	6,091	6	0.39	2,967	20	2.70
Total interest bearing liabilities	1,763,101	$359	0.08	1,365,606	$681	0.20
Other noninterest bearing liabilities	21,872			19,049
Total liabilities	1,784,973			1,384,655
Total stockholders' equity	170,374			152,180
Total liabilities and stockholders' equity	$1,955,347			$1,536,835

Net interest income for the quarter ended March 31, 2022, increased to $15.9 million, as compared to $12.7 million for the quarter ended March 31, 2021, reflecting increased interest earning assets primarily as a result of the Royal acquisition and an improvement in net interest margin. Average interest-earning assets increased by $419.1 million for the quarter ended March 31, 2022, as compared to December 31, 2022, primarily concentrated in loans receivable as a result of the Royal acquisition, and organic loan growth. Average loans receivable, net of allowance for loan losses, increased by $298.1 million for the quarter ended March 31, 2022, as compared to the same prior year period. Net interest margin for the quarter ended March 31, 2022 increased to 3.41% from 3.40% for the same prior year period. The net interest margin improvement was primarily due to lower interest expense attributable to the Bancorp’s ability to manage through the interest rate cycle. For the quarter ended March 31, 2022, the cost of average interest-bearing liabilities decreased to 0.08%, from 0.20% for the quarter ended March 31, 2021. The total cost of deposits (including noninterest bearing deposits) was 0.08% for the quarter ended March 31, 2022, compared to 0.19% for the quarter ended March 31, 2021.

Noninterest Income

(Dollars in thousands)
(Unaudited)	Quarter Ended March 31,		3/31/2022 vs. 3/31/2021
	2022	2021	$ Change	% Change
Noninterest income:
Fees and service charges	$1,304	$1,066	$238	22.3%
Gain on sale of loans held-for-sale, net	607	2,049	(1,442)	-70.4%
Wealth management operations	595	607	(12)	-2.0%
Gain on sale of securities, net	381	417	(36)	-8.6%
Increase in cash value of bank owned life insurance	252	169	83	49.1%
Gain (loss) on sale of foreclosed real estate	-	(9)	9	-100.0%
Other	5	14	(9)	-64.3%

Total noninterest income	$3,144	$4,313	$(1,169)	-27.1%

The decrease in gain on sale of loans is the result of significant refinance activity which started in 2020 and continued into the prior year due to the economic and low rate environment, which resulted in more loans originated and sold. We anticipate the demand for mortgage loans will continue to revert to normal levels as borrowing rates on loans increase. The increase in fees and service charges for the three-month period is primarily the result of changes in customer usage of bank services.

Noninterest Expense

(Dollars in thousands)
(Unaudited)	Quarter Ended March 31,		3/31/2022 vs. 3/31/2021
	2022	2021	$ Change	% Change
Noninterest expense:
Compensation and benefits	$7,367	$5,685	$1,682	29.6%
Data processing	3,054	674	2,380	353.1%
Occupancy and equipment	1,500	1,372	128	9.3%
Marketing	651	199	452	227.1%
Federal deposit insurance premiums	219	180	39	21.7%
Other	3,478	2,383	1,095	46.0%

Total noninterest expense	$16,269	$10,493	$5,776	55.0%

For the three months ended March 31, 2022, the increase in compensation and benefits is primarily the result of the Royal acquisition and management’s continued focus on talent management and retention. The increase in data processing expense in primarily the result of data conversion expenses related to the acquisition of Royal, increased system utilization due to growth of the Bank, and continued investment in technological advancements such as Salesforce and nCino. The increase in occupancy and equipment expense is primarily related to the Royal acquisition and related assets brought over. The increase in marketing expense is primarily the result of the Royal acquisition. The increase in other operating expenses is primarily the result of one-time expenses related to the acquisition of Royal and continued investments in strategic initiatives focusing on growth of the organization.

Income Tax Expense

The provision for income taxes was $275 thousand for the quarter ended March 31, 2022, as compared to $745 thousand for the quarter ended March 31, 2021. The effective tax rate was 11.4% for the quarter ended March 31, 2022, as compared to 14.1% for the quarter ended March 31, 2021. The Bancorp’s lower current period effective tax rate is a result of a greater increase to tax preferred income relative to earnings.

Lending

The Bancorp’s loan portfolio totaled $1.4 billion on March 31, 2022, compared to $966.7 million on December 31, 2021, an increase of $473.0 million or 48.9%. The increase is primarily the result of the Royal acquisition, as well as organic loan portfolio growth. During the first three months of 2022 the Bancorp originated $98.0 million in new commercial loans, compared to $94.9 million during the three months ended March 31, 2021. During the three months ended March 31, 2022, the Bancorp originated $15.7 million in new fixed rate mortgage loans for sale, compared to $49.1 million during the three months ended March 31, 2021. The loan portfolio represents 74.1% of earning assets and is comprised of 63.2% commercial related credits.

Asset Quality

At March 31, 2022, non-performing loans totaled $7.7 million, compared to $7.3 million at December 31, 2021, an increase of $433 thousand or 6.0%. The Bancorp’s ratio of non-performing loans to total loans was 0.54% at March 31, 2022, compared to 0.76% at December 31, 2021. The Bancorp’s ratio of non-performing assets to total assets was 0.41% at March 31, 2022, compared to 0.51% at December 31, 2021.

For the three months ended March 31, 2022, no provisions to the ALL were required, compared to $578 thousand for the three months ended March 31, 2021, a decrease of $578 thousand. For the three months ended March 31, 2022, recoveries, net of charge-offs, totaled $44 thousand. At March 31, 2022, the allowance for loan losses totaled $13.4 million and is considered adequate by management. Non-performing loans totaled $7.7 million at March 31, 2022, as compared to $7.3 million at December 31, 2021.The allowance for loan losses as a percentage of total loans was 0.93% at March 31, 2022, compared to 1.38% at December 31, 2021. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 174.0% at March 31, 2022, compared to 183.8% at December 31, 2021.

Management also considers reserves that are not part of the ALL that have been established from acquisition activity. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. Additionally, the Bancorp has acquired loans where there was no evidence of credit quality deterioration since origination and has marked these loans to their fair values. When these additional reserves are included on a non-GAAP basis, the allowance for loan losses as a percentage of total loans was 1.55% at March 31, 2022, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 287.7% at March 31, 2022. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

Investing

The Bancorp’s securities portfolio totaled $464.3 million at March 31, 2022, compared to $526.9 million at December 31, 2021, a decrease of $62.6 million or 11.9%. The decrease is attributable to increased unrealized losses within the portfolio and a return of liquidity from the securities portfolio. The securities portfolio represents 23.9% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $54.5 million on March 31, 2022, compared to $33.2 million on December 31, 2021, an increase of $21.3 million or 64.3%. The increase in cash and cash equivalents is primarily the result of the timing of investments in interest earnings assets relative to the inflow of deposits and repurchase agreements.

Funding

On March 31, 2022, core deposits totaled $1.5 billion, compared to $1.2 billion on December 31, 2021, an increase of $269.8 million or 22.6%. The increase is the result of the Royal acquisition, as well as Bancorp’s efforts to maintain and grow core deposits. Core deposits include checking, savings, and money market accounts and represented 77.3% of the Bancorp’s total deposits at March 31, 2022. During the first three months of 2022, balances for checking, savings, and money market accounts increased. The increase in these core deposits is a result of the Royal acquisition, as well as management’s sales efforts along with customer preferences for competitively priced short-term liquid investments. On March 31, 2022, balances for certificates of deposit totaled $430.4 million, compared to $239.2 million on December 31, 2021, an increase of $191.2 million or 79.9%. The increase related to certificate of deposits is primarily related to the Royal acquisition. In addition, on March 31, 2022, borrowings and repurchase agreements totaled $23.2 million, compared to $14.6 million at December 31, 2021, an increase of $8.7 million or 59.4%. The increase in short-term borrowings was the result of cyclical inflows of repurchase agreement balances.

Capital Adequacy

At March 31, 2022, shareholders’ equity stood at $157.6 million, and tangible capital represented 6.3% of tangible assets. The Bank’s regulatory capital ratios at March 31, 2022, were 11.8% for total capital to risk-weighted assets, 10.9% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.2% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bank is considered well capitalized. The tangible book value of the Bancorp’s stock stood at $29.99 per share at March 31, 2022, compared to $40.91 at December 31, 2021, a decrease of $10.91 or 26.7%. Primarily as a result of increased net unrealized loss on securities available-for-sale, net of reclassification and tax effects.

Disclosures Regarding Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. In this press release the Bancorp also is providing certain financial measures that are identified as non-GAAP. The Bancorp’s management believes that the non-GAAP information, which consists of core return on equity, core return on assets, core noninterest expense/average assets, core efficiency ratio, core earnings, adjusted allowance for loan loss to total loans, adjusted allowance for loan loss to nonperforming loans, and reported net income excluding non-core operations, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Bancorp believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to Table 1 – Reconciliation of Non-GAAP Financial Measures at the end of this document for a reconciliation of the non-GAAP measures identified herein and their most comparable GAAP measures.

About Finward Bancorp

Finward Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 30 locations in Lake and Porter Counties in Northwest Indiana and Chicagoland. Finward Bancorp’s common stock is quoted on the NASDAQ Stock Market, LLC under the symbol FNWD. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of the Bancorp. For these statements, the Bancorp claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about the Bancorp, including the information in the filings the Bancorp makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: difficulties and delays in integrating Finward’s and Royal’s businesses or fully realizing cost savings and other benefits; business disruption following the merger; any continuing risks and uncertainties for our business, results of operations, and financial condition relating to the COVID-19 pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of the Bancorp’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Finward’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning matters attributable to Finward or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Finward does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

Finward Bancorp
Quarterly Financial Report

Performance Ratios	Three months ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Return on equity	5.01%	8.56%	8.90%	9.17%	11.94%
Return on assets	0.44%	0.83%	0.87%	0.90%	1.18%
Yield on loans	4.17%	4.28%	4.28%	4.21%	4.41%
Yield on security investments	2.02%	1.94%	1.94%	1.96%	2.02%
Total yield on earning assets	3.49%	3.42%	3.36%	3.38%	3.59%
Cost of deposits	0.08%	0.10%	0.13%	0.16%	0.19%
Cost of repurchase agreements	0.33%	0.26%	0.25%	0.28%	0.28%
Cost of borrowed funds	0.39%	0.47%	9.76%	0.47%	2.70%
Total cost of funds	0.08%	0.10%	0.13%	0.16%	0.20%
Net interest margin - tax equivalent	3.63%	3.58%	3.46%	3.42%	3.59%
Noninterest income / average assets	0.64%	0.95%	1.02%	0.92%	1.12%
Noninterest expense / average assets	3.33%	3.18%	3.04%	2.76%	2.73%
Net noninterest margin / average assets	-2.68%	-2.23%	-2.02%	-1.84%	-1.61%
Efficiency ratio	87.10%	78.28%	75.87%	70.79%	64.14%
Effective tax rate	11.41%	0.18%	7.04%	9.96%	14.09%

Non-performing assets to total assets	0.41%	0.51%	0.91%	0.85%	0.92%
Non-performing loans to total loans	0.54%	0.76%	1.42%	1.27%	1.32%
Allowance for loan losses to non-performing loans	173.99%	183.76%	101.71%	111.13%	101.49%
Allowance for loan losses to loans outstanding	0.93%	1.38%	1.44%	1.42%	1.34%
Foreclosed real estate to total assets	0.00%	0.00%	0.01%	0.02%	0.03%

Basic earnings per share	$0.53	$0.95	$1.02	$1.03	$1.31
Diluted earnings per share	$0.53	$0.95	$1.02	$1.03	$1.31
Net worth / total assets	7.51%	9.66%	9.48%	9.70%	9.57%
Book value per share	$36.71	$45.00	$43.85	$44.71	$42.76
Tangible book value per share	$29.99	$40.91	$39.69	$40.48	$38.48
Closing stock price	$46.21	$45.88	$41.05	$44.14	$41.82
Price per earnings per share	$21.76	$12.07	$10.06	$10.71	$8.04
Dividend declared per common share	$0.31	$0.31	$0.31	$0.31	$0.31

Finward Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Total assets	$2,097,845	$1,620,743	$1,609,924	$1,603,513	$1,555,348
Cash & cash equivalents	54,501	33,176	31,765	68,625	68,009
Certificates of deposit in other financial institutions	1,731	1,709	977	1,471	1,474
Securities - available for sale	464,321	526,889	531,010	473,927	422,868

Loans receivable:
Commercial real estate	$408,375	$317,145	$309,905	$315,087	$304,851
Residential real estate	444,758	260,134	268,798	268,649	276,728
Commercial business	112,396	115,772	125,922	149,414	163,896
Construction and land development	153,394	123,822	110,289	104,154	97,400
Multifamily	231,683	61,194	56,869	53,639	51,933
Home equity	34,284	34,612	35,652	36,684	36,222
Manufactured homes	38,634	37,887	32,857	26,453	26,260
Government	8,176	8,991	9,841	8,462	9,372
Consumer	921	582	650	544	438
Farmland	-	-	205	309	315
Total loans	$1,432,621	$960,139	$950,988	$963,395	$967,415

Deposits:
Core deposits:
Noninterest bearing checking	$380,515	$295,294	$287,376	$275,819	$286,969
Interest bearing checking	350,825	333,744	315,575	307,148	279,984
Savings	425,634	293,976	284,681	277,944	271,910
Money market	307,850	271,970	254,671	253,427	245,750
Total core deposits	1,464,824	1,194,984	1,142,303	1,114,338	1,084,613
Certificates of deposit	430,387	239,217	263,897	280,758	282,081
Total deposits	$1,895,211	$1,434,201	$1,406,200	$1,395,096	$1,366,694

Borrowings and repurchase agreements	$23,244	$14,581	$23,844	$24,399	$15,917
Stockholder's equity	157,637	156,615	152,569	155,569	148,770

Finward Bancorp
Quarterly Financial Report

Consolidated Statements of Income	Three months ended,
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Interest income:
Loans	$13,286	$10,282	$10,270	$10,275	$10,746
Securities & short-term investments	2,608	2,545	2,396	2,160	1,981
Total interest income	15,894	12,827	12,666	12,435	12,727
Interest expense:
Deposits	337	350	452	549	651
Borrowings	22	20	14	14	30
Total interest expense	359	370	466	563	681
Net interest income	15,535	12,457	12,200	11,872	12,046
Provision for loan losses	-	216	139	576	578
Net interest income after provision for loan losses	15,535	12,241	12,061	11,296	11,468
Noninterest income:
Fees and service charges	1,304	1,378	1,473	1,471	1,066
Gain on sale of loans held-for-sale, net	607	902	1,229	1,116	2,049
Wealth management operations	595	588	604	576	607
Gain on sale of securities, net	381	711	590	269	417
Increase in cash value of bank owned life insurance	252	178	180	188	169
Gain on sale of foreclosed real estate, net	-	20	-	36	(9)
Other	5	31	70	24	14
Total noninterest income	3,144	3,808	4,146	3,680	4,313
Noninterest expense:
Compensation and benefits	7,367	6,617	6,042	5,897	5,685
Occupancy and equipment	3,054	1,461	1,380	1,324	1,372
Data processing	1,500	1,119	1,076	778	674
Federal deposit insurance premiums	651	241	236	204	180
Marketing	219	357	334	195	199
Other	3,478	2,937	3,741	2,612	2,383
Total noninterest expense	16,269	12,732	12,401	11,010	10,493
Income before income taxes	2,410	3,317	3,806	3,966	5,288
Income tax expenses	275	6	268	395	745
Net income	$2,135	$3,311	$3,538	$3,571	$4,543

Finward Bancorp
Quarterly Financial Report

Asset Quality	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Nonaccruing loans	$7,200	$7,056	$11,027	$12,025	$12,257
Accruing loans delinquent more than 90 days	494	205	2,516	248	599
Securities in non-accrual	972	992	1,011	970	944
Foreclosed real estate	-	-	81	368	491
Total nonperforming assets	$8,666	$8,253	$14,635	$13,611	$14,291

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$716	$684	$1,904	$1,770	$1,884
ALL general allowances for loan portfolio	12,671	12,659	11,870	11,869	11,163
Total ALL	$13,387	$13,343	$13,774	$13,639	$13,047

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$300	$1,122	$1,126	$1,269	$407
Nonaccruing troubled debt restructurings, compliant (2)	265	306	102	-	366
Accruing troubled debt restructurings	1,379	1,421	1,427	1,182	1,210
Total troubled debt restructurings	$1,944	$2,849	$2,655	$2,451	$1,983

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	(Unaudited)
	March 31,	Required
	2022	To Be Well
	Actual Ratio	Capitalized
Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	10.9%	6.5%
Tier 1 capital to risk-weighted assets	10.9%	8.0%
Total capital to risk-weighted assets	11.8%	10.0%
Tier 1 capital to adjusted average assets	8.2%	5.0%

	Table 1 - Reconciliation of the Non-GAAP Performance Measures

	(Dollars in thousands)	Three Months Ended
	(unaudited)	March 31, 2022	December 31, 2021	September 31, 2021	June 30, 2021	March 31, 2021
	Calculation of core net income
	Net income	$2,135	$3,311	$3,538	$3,571	$4,543
	Realized loss/(gain) on securities	(381)	(771)	(590)	(269)	(417)
	Merger related expenses	2,852	-	-	-	-
	CD premium amortization	(129)	-	-	-	-
	Core deposit amortization	347	249	249	249	248
	Purchase discount amortization	(234)	(144)	(271)	(300)	(359)
	Related tax benefit/(cost)	(516)	127	129	67	111
(A)	Core net income	$4,074	$2,772	$3,055	$3,318	$4,126

	Calculation of core diluted earnings per share
(A)	Core net income	$4,074	$2,832	$3,055	$3,318	$4,126
	Diluted average common shares outstanding	4,020,815	3,479,988	3,479,139	3,478,392	3,471,604
	Core diluted earnings per share	$1.01	$0.81	$0.88	$0.95	$1.19

	Calculation of core return on average assets
(A)	Core net income	$4,074	$2,832	$3,055	$3,318	$4,126
	Average total assets	1,955,347	1,601,040	1,631,654	1,594,610	1,536,835
	Core return on average assets	0.83%	0.71%	0.75%	0.83%	1.07%

	Calculation of core pre-provision net revenue
	Net interest income	$15,535	$12,457	$12,200	$11,872	$12,046
	Non-interest income	3,144	3,808	4,146	3,680	4,313
	Non-interest expense	(16,269)	(12,732)	(12,401)	(11,010)	(10,493)
	Pre-provision net revenue	2,410	3,533	3,945	4,542	5,866
	Realized loss/(gain) on securities	(381)	(711)	(590)	(269)	(417)
	Core deposit amortization	347	249	249	249	248
	Purchase discount amortization	(234)	(144)	(271)	(300)	(359)
(B)	Core pre-provision net revenue	$2,142	$2,927	$3,333	$4,222	$5,338

	Calculation of core pre-provision net revenue to average assets
(B)	Core pre-provision net revenue	$2,142	$2,927	$3,333	$4,222	$5,338
	Average total assets	1,955,347	1,601,040	1,631,654	1,594,610	1,536,835
	Core pre-provision net revenue to average assets	0.44%	0.73%	0.82%	1.06%	1.39%

	Calculation of tangible assets (excluding PPP)
	Total assets	$2,097,845	$1,620,743	$1,609,924	$1,603,513	$1,555,348
	Goodwill	(22,851)	(11,109)	(11,109)	(11,109)	(11,109)
	Other Intangibles	(5,998)	(3,126)	(3,374)	(3,622)	(3,126)
	Paycheck Protection Plan ("PPP") loans	(9,983)	(22,072)	(32,892)	(50,304)	(66,295)
(C)	Tangible assets (excluding PPP)	$2,059,013	$1,584,436	$1,562,549	$1,538,478	$1,474,818

	Calculation of tangible common equity
	Total stockholder's equity	$157,637	$156,615	$152,569	$155,569	$156,615
	Goodwill	(22,851)	(11,109)	(11,109)	(11,109)	(11,109)
	Other intangibles	(5,998)	(3,126)	(3,374)	(3,622)	(3,126)
(D)	Tangible common equity	$128,788	$142,380	$138,086	$140,838	$142,380

	Calculation of tangible common equity to tangible assets (excluding PPP)
(D)	Tangible common equity	$128,788	$142,380	$138,086	$140,838	$142,380
(C)	Tangible assets (excluding PPP)	2,059,013	1,584,436	1,562,549	1,538,478	1,474,818
	Tangible common equity to tangible assets	6.25%	8.99%	8.84%	9.15%	9.65%

	Calculation of average tangible common equity
	Average stockholder's common equity	$170,374	$159,010	$159,010	$155,850	$152,180
	Average goodwill	(21,251)	(11,109)	(11,109)	(11,109)	(11,109)
	Average other intangibles	(5,174)	(3,270)	(3,523)	(3,770)	(4,018)
(E)	Average tangible stockholders' common equity	$143,949	$144,631	$144,378	$140,971	$137,053

	Calculation of core return on average common equity
(A)	Core net income	$4,074	$2,832	$3,055	$3,318	$4,126
(E)	Average tangible common equity	143,949	144,631	144,378	140,971	137,053
	Core return on average common equity	11.32%	7.83%	8.46%	9.42%	12.04%

	Calculation of core yield on loans
	Interest income on loans	$13,286	$10,282	$10,270	$10,275	$10,746
	Loan accretion income	(234)	(144)	(271)	(300)	(359)
	Adjusted interest income on loans	13,052	10,138	9,999	9,975	10,387
	Average loan balances	1,274,407	960,606	960,274	976,520	975,593
	Core yield on loans	4.10%	4.22%	4.17%	4.09%	4.26%

	Calculation of adjusted allowance for loan loss to total loans
	Allowance for loan losses	$(13,387)	$(13,343)	$(13,774)	$(13,639)	$(13,343)
	Additional reserves not part of the allowance for loan loss	(8,749)	(2,428)	(2,572)	(3,420)	(3,720)
(F)	Adjusted allowance for loan loss	(22,136)	(15,771)	(16,346)	(17,059)	(17,063)
	Total loans	1,439,728	966,720	956,352	969,491	981,902
	Adjusted allowance for loan loss to total loans	1.54%	1.63%	1.71%	1.76%	1.74%

	Calculation of adjusted allowance for loan loss to nonperforming loans
(F)	Adjusted allowance for loan loss	$(22,136)	$(15,771)	$(16,346)	$(17,059)	$(17,063)
	Nonperforming loans	7,694	7,261	13,543	12,273	12,856
	Adjusted allowance for loan loss to nonperforming loans (coverage ratios)	287.70%	217.20%	120.70%	139.00%	132.72%

	Calculation of adjusted allowance for loan loss to total loans excluding PPP
(F)	Adjusted allowance for loan loss	$(22,136)	$(15,771)	$(16,346)	$(17,059)	$(17,063)
	Total loans	1,439,728	966,720	956,352	969,491	975,593
	PPP loans	(9,983)	(22,072)	(32,892)	(50,304)	(66,295)
	Total loans excluding PPP	1,429,745	944,648	923,460	919,187	909,298
	Adjusted allowance for loan loss to total loans excluding PPP	1.55%	1.67%	1.77%	1.86%	1.88%

	Calculation of core revenue
	Net interest income	$15,535	$12,457	$12,200	$11,872	$12,046
	Non-interest income	3,144	3,808	4,146	3,680	4,313
	CD premium amortization	(129)	-	-	-	-
	Purchase discount amortization	(234)	(144)	(271)	(300)	(359)
	Realized loss/(gain) on securities	(381)	(711)	(590)	(269)	(417)
(G)	Core revenue	$17,935	$15,410	$15,485	$14,983	$15,583

	Calculation of core non-interest expense
	Non-interest expense	$16,269	$12,732	$12,401	$11,010	$10,493
	Merger related expenses	(2,852)	-	-	-	-
	Core deposit amortization	(347)	(249)	(249)	(249)	(248)
(H)	Core non-interest expense	$13,070	$12,483	$12,152	$10,761	$10,245

	Calculation of core efficiency ratio
(H)	Core non-interest expense	$13,070	$12,483	$12,152	$10,761	$10,245
(G)	Core revenue	17,935	15,410	15,485	14,983	15,583
	Core efficiency ratio	72.87%	81.01%	78.48%	71.82%	65.74%

	Calculation of core non-interest expense to total average assets
(H)	Core non-interest expense	$13,070	$12,483	$12,152	$10,761	$10,245
	Average total assets	1,955,347	1,601,040	1,631,654	1,594,610	1,536,835
	Core non-interest expense to total average assets	2.67%	3.12%	2.98%	2.70%	2.67%

	Calculation of tax adjusted net interest margin
	Net interest income	$15,535	$12,457	$12,200	$11,872	$12,046
	Tax adjusted interest on securities and loans	966	959	851	745	677
	Adjusted net interest income	16,501	13,416	13,051	12,617	12,723
	Total average earning assets	1,820,588	1,500,183	1,506,674	1,473,625	1,417,462
	Tax adjusted net interest margin	3.63%	3.58%	3.46%	3.42%	3.59%

	Efficiency Ratio
	Total non-interest expense	$16,269	$12,732	$12,401	$11,010	$10,493
	Total revenue	18,679	16,265	16,346	15,552	16,359
	Efficiency ratio	87.10%	78.28%	75.87%	70.79%	64.14%